Exhibit 99.1
NEWS

FOR IMMEDIATE RELEASE Tuesday, April 27, 2021	INVESTOR RELATIONS CONTACT: Alanna James - (808) 835-3700 Investor.Relations@HawaiianAir.com MEDIA RELATIONS CONTACT: Alex Da Silva - (808) 835-3712 News@HawaiianAir.com

Hawaiian Holdings Reports 2021 First Quarter Financial Results

HONOLULU — April 27, 2021 — Hawaiian Holdings, Inc. (NASDAQ: HA) (the “Company”), parent company of Hawaiian Airlines, Inc. (“Hawaiian”), today reported its financial results for the first quarter of 2021.

First Quarter 2021 - Key Financial Metrics
	GAAP	YoY Change	Adjusted	YoY Change
Net Loss	($60.7M)	$83.7M	($190.6M)	($156.6M)
Diluted EPS	($1.23)	$1.91	($3.85)	($3.11)
Pre-tax Margin	(42.2)%	(10.9) pts.	(132.4)%	(124.4) pts.

"We reached an important inflection point during the first quarter on our path to recovery with an encouraging rebound in demand, despite the challenges that the COVID-19 pandemic continues to impose on our business. Bookings in North America improved materially as we began to realize the pent up demand for leisure travel after a year of lockdown," said Peter Ingram, Hawaiian Airlines President and CEO. "I am grateful to my colleagues who continue to connect people with aloha in the face of historic uncertainty. I am more optimistic each day about our progress as we rebuild our network and capitalize on the resilience of Hawai‘i as a post-pandemic vacation destination."

Statistical data, as well as a reconciliation of the reported non-GAAP financial measures, can be found in the accompanying tables.

First Quarter 2021

Financial Results

For the first quarter of 2021, the Company reported a net loss of $60.7 million, and adjusted net loss of $190.6 million.

The Company reported total revenue of $182 million, down 72% compared to the first quarter of 2019, on 49% lower capacity. After a slow start to the year, the Company experienced a rebound in close-in demand in North America in March 2021.

The Company reported total operating expenses of $255.4 million, and operating expenses excluding non-recurring items of $402.7 million, down 33% compared to the first quarter of 2019.

Routes and Network

Throughout the first quarter of 2021, the State of Hawai‘i continued its Safe Travels program, which allows guests to avoid quarantine with evidence of a negative COVID-19 test, subject to certain additional county-specific requirements.

The Company continued to rebuild as well as expand its network primarily in North America. During the first quarter, the Company operated an average of 51% of its first quarter system 2019 capacity, comprised of 73%, 38% and 12% of North America, Neighbor Island and International 2019 capacity levels, respectively.

In March and April of 2021, the Company launched four new North America routes. Starting in the summer of 2021, the Company will expand frequencies on the less than daily routes.
•Daily service between Kahului, Maui (OGG) and Long Beach (LGB), which started March 9, 2021.
•Twice weekly service between Honolulu's Daniel K. Inouye International Airport (HNL) and Orlando International Airport (MCO), which started March 11, 2021.
•Five-times-weekly service between Honolulu's Daniel K. Inouye International Airport (HNL) and Ontario International Airport (ONT), which started March 16, 2021.
•Twice weekly service between Honolulu's Daniel K. Inouye International Airport (HNL) and Austin-Bergstrom International Airport (AUS), which started April 21, 2021.

In April 2021, the Company announced it will initiate four-times-weekly service between Kahului, Maui (OGG) and Phoenix Sky Harbor International Airport (PHX) starting in May 2021.

Liquidity and Capital Resources

As of March 31, 2021, the Company had:

•Unrestricted cash, cash equivalents and short-term investments of $1.9 billion, up $1.0 billion from December 31, 2020
•Outstanding debt and finance lease obligations of $2.1 billion, up $852 million from December 31, 2020
•Air traffic liability of $687 million, up $154 million from December 31, 2020

The Company further enhanced its liquidity position during the first quarter of 2021, including:

•In February 2021, Hawaiian completed a private placement by Hawaiian Brand Intellectual Property, Ltd., an indirect wholly owned subsidiary of Hawaiian, and HawaiianMiles Loyalty, Ltd., an indirect wholly owned subsidiary of Hawaiian, of an aggregate of $1.2 billion principal amount of 5.75% senior secured notes due 2026.
•In March 2021, the Company completed an at-the-market equity offering ("ATM program") of shares     of its common stock. The Company issued an aggregate of 5.0 million shares through the ATM program, raising net proceeds of $109 million, of which $68 million was raised in the first quarter of 2021.
•As of March 31, 2021, the Company has received $147.3 million in grants and $20.2 million in loans pursuant to the Payroll Support Program Extension Agreement (the "PSP Extension Agreement") with the U.S. Department of the Treasury.

In February 2021, the Company repaid in full the $45 million loan from the U.S. Department of Treasury under the Economic Relief Program pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the "CARES Act"). This debt extinguishment resulted in the recognition of a non-operating loss of $4 million.

In February 2021, the Company repaid $235 million of borrowings under its revolving credit facility, of which the full amount is available to the Company.

In the second quarter of 2021, the Company expects to receive approximately $25.1 million pursuant to the PSP Extension Agreement and approximately $179.7 million in Payroll Support Program funds pursuant to a Payroll Support Program 3 Agreement (“PSP3”) with the U.S. Department of Treasury under the American Rescue Plan Act of 2021.

As of March 31, 2021, the Company had $2.1 billion in liquidity, including the undrawn portion of its revolver. This figure does not include the $205 million of additional PSP Extension Agreement and PSP3 funding that the

Company expects to receive in the second quarter. The Company is confident it has the liquidity to weather the remaining near-term effects of the pandemic and is not currently looking to raise additional capital.

Guest Experience

The Company continues to adapt its policies and services to better meet the needs of its guests. In April 2021, the Company announced that HawaiianMiles – the currency of its award-winning loyalty program – will no longer expire. This policy comes in addition to the elimination of change fees and the extension of status for Hawaiian's elite members.

In the first quarter, the Company joined the State of Hawai‘i Pre-Clear Program, allowing its guests in both domestic and participating international markets (Japan and Korea) who are entering the state of Hawai‘i to validate their pre-travel testing status at their departure airport and avoid lines upon arrival in Hawai‘i.

Starting June 1, 2021, the Company will bring back more of its signature onboard services, including drink service, complimentary Koloa Breeze cocktails, and a curated assortment of alcoholic beverages and snacks for purchase, in addition to the complimentary meals it has served throughout the pandemic, while maintaining the highest standards of safety for its guests and guest-facing team members.

The Company continues its enhanced cleaning procedures and guest-facing protocols to minimize the risk of transmission of COVID-19. Understanding that health and safety are still critical concerns for our guests, the Company will continue to focus on effective measures such as:
•Frequent cleaning and disinfecting of counters and self-service check-in kiosks in airports.
•Ensuring hand sanitizers are readily available for guests at airports it serves.
•Requiring guests and guest facing employees to wear a face mask or covering, with guests required to wear masks from check-in to deplaning (except when eating or drinking on board).
•Performing enhanced aircraft cleaning between flights and during overnight parking.

Awards and Recognition

The Company maintained its #1 national ranking for On-Time Performance for the 17th consecutive year in 2020 as well as in January and February of 2021, as reported in the U.S. Department of Transportation (DOT) Air Travel Consumer Report.

Second Quarter 2021 Outlook

The Company expects to continue to rebuild its network in the second quarter, and expects significant sequential improvement in revenue compared to the first quarter, primarily driven by strength in North America. The Company expects a sequential increase in operating expenses, excluding non-recurring items, driven by the increase in capacity as compared to the first quarter.

The table below summarizes the Company's expectations for the second quarter ending June 30, 2021, expressed as an expected percentage change compared to the results for the quarter ended June 30, 2019, as applicable.

Item	Second Quarter 2021 Guidance	GAAP Equivalent	GAAP Second Quarter 2021 Guidance
ASMs	Down 30 to 33%
Total Revenue	Down 45 to 50%
Operating Expenses, excluding non-recurring items (a)	Down 20 to 24%	Operating Expenses (a)	Down 35 to 39%
Interest Expense	$30 million
Adjusted EBITDAR (b)	($70) million to ($20) million
Effective Tax Rate	~21%
Fuel Price per Gallon	$1.75

(a) See Table 4 for a reconciliation of GAAP operating expenses to operating expenses excluding non-recurring items.
(b) The Company is not providing a reconciliation of adjusted EBITDAR to GAAP net income, the most directly comparable GAAP measure, as it is unable, without unreasonable efforts, to calculate certain special and non-recurring charges, which could have a significant impact on the GAAP measure.

Statistical information, as well as a reconciliation of certain non-GAAP financial measures, can be found in the accompanying tables.

Full Year 2021 Outlook

The Company expects its capital expenditures for the full year of 2021 to be between $50 and $60 million.

Investor Conference Call

Hawaiian Holdings’ quarterly results conference call is scheduled to begin today (April 27, 2021) at 4:30 p.m. Eastern Time (USA). The conference call will be broadcast live over the Internet. Investors may access and listen to the live audio webcast on the investor relations section of the Company’s website at HawaiianAirlines.com. For those who are not available for the live webcast, a replay of the webcast will be archived for 90 days on the investor relations section of the Company's website.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 17 years (2004-2020) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and TripAdvisor have placed Hawaiian among the top of all domestic airlines serving Hawai‘i.

Now in its 92nd year of continuous service, Hawaiian is Hawai‘i's biggest and longest-serving airline. Hawaiian offers nonstop flights within the Hawaiian Islands, between Hawai‘i and more U.S. gateway cities (16) than any other airline, as well as service connecting the islands with Japan and South Korea. As a result of the COVID-19 pandemic, Hawaiian has temporarily suspended service in Australia, New Zealand, American Samoa and Tahiti.

The airline is committed to the health and safety of its guests and employees and has reinforced enhanced cleaning procedures across its business. While the experience may be a little different, the authentic Hawaiian hospitality remains unchanged. Additional details on how Hawaiian is keeping guests and employees safe can be found at HawaiianAirlines.com/KeepingYouSafe.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow Hawaiian's Twitter updates (@HawaiianAir), become a fan on Facebook (Hawaiian Airlines), and follow us on Instagram (hawaiianairlines). For career postings and updates, follow Hawaiian's LinkedIn page.

For media inquiries, please visit Hawaiian Airlines' online newsroom.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to certain current and future events and financial performance. Such forward-looking statements include, without limitation, the Company’s ability and timing to rebuild its business, including its network, from the impacts of COVID-19 pandemic; funds the Company expects to receive under the PSP Extension Agreement and PSP3; the Company’s ability to weather the remaining near-term effects of the COVID-19 pandemic; the Company’s intention to bring back traditional onboard services; the Company’s continued focus on effective cleaning, sanitization and safety efforts; the Company’s expectations related to rebuilding its network and significant sequential improvement in revenue in the second quarter of 2021, including the expected strength of the North America market; the Company’s expectations regarding the sequential increase in operating expenses, excluding non-recurring items, driven by the increase in capacity in the second quarter of 2021; the Company’s outlook for the second quarter of 2021, including expectations regarding a ASMs, total revenue, operating expense, interest expense, adjusted EBITDAR, effective tax rate, capital expenditures and statements as to other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing. Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements. These forward-looking statements are and will be subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment, all of which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements. These risks and uncertainties include, without limitation, the continuing and developing effects of the spread of COVID-19 on the Company's business operations and financial condition; the duration of government-mandated and other restrictions on travel; the full effect that the quarantine, restrictions on travel and other measures to limit the spread of COVID-19 will have on demand for air travel in the markets in which the Company operates; fluctuations and the extent of declining demand for air transportation in the markets in which the Company operates; the Company's dependence on the tourism industry; the Company's ability to manage its available cash; the Company’s ability to accurately forecast economic volatility; macroeconomic developments; political developments; the price and availability of aircraft fuel; labor negotiations; regulatory determinations and related developments; competitive pressures, including the impact of industry capacity between North America and Hawai‘i and interisland; changes in the Company's future capital needs; and foreign currency exchange rate fluctuations.

The risks, uncertainties and assumptions referred to above that could cause the Company’s results to differ materially from the results expressed or implied by such forward-looking statements also include the risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K and the Company’s Quarterly Reports on Form 10-Q, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission. All forward-looking statements included in this document are based on information available to the Company on the date hereof. The Company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.

Table 1.
Hawaiian Holdings, Inc.
Consolidated Statements of Operations (unaudited)

	Three Months Ended March 31,
	2021	2020	% Change
	(in thousands, except per share data)
Operating Revenue:
Passenger	$137,469	$503,469	(72.7)%
Other	44,748	55,675	(19.6)%
Total	182,217	559,144	(67.4)%
Operating Expenses:
Wages and benefits	12,809	188,254	(93.2)%
Aircraft fuel, including taxes and delivery	47,736	113,478	(57.9)%
Maintenance, materials and repairs	34,252	60,409	(43.3)%
Aircraft and passenger servicing	17,251	38,283	(54.9)%
Depreciation and amortization	35,356	39,449	(10.4)%
Commissions and other selling	11,409	26,716	(57.3)%
Aircraft rent	29,841	27,004	10.5%
Other rentals and landing fees	19,668	29,766	(33.9)%
Purchased services	24,097	34,241	(29.6)%
Special items	—	126,904	100.0%
Other	22,962	42,736	(46.3)%
Total	255,381	727,240	(64.9)%
Operating Loss	(73,164)	(168,096)	(56.5)%
Nonoperating Income (Expense):
Interest expense and amortization of debt discounts and issuance costs	(23,693)	(6,795)
Interest income	1,249	3,020
Capitalized interest	684	831
Gains (losses) on fuel derivatives	217	(6,452)
Loss on extinguishment of debt	(3,994)	—
Other components of net periodic benefit cost	981	338
Other, net	20,896	1,966
Total	(3,660)	(7,092)
Loss Before Income Taxes	(76,824)	(175,188)
Income tax benefit	(16,133)	(30,816)
Net Loss	$(60,691)	$(144,372)
Net Loss Per Share
Basic	$(1.23)	$(3.14)
Diluted	$(1.23)	$(3.14)
Weighted Average Number of Common Stock Shares Outstanding:
Basic	49,472	45,967
Diluted	49,472	45,967

Hawaiian Holdings, Inc.
Consolidated Balance Sheet (unaudited)

	March 31, 2021 (unaudited)	December 31, 2020
	(in thousands, except shares)
ASSETS
Current Assets:
Cash and cash equivalents	$987,865	$509,639
Restricted cash	31,817	—
Short-term investments	889,962	354,782
Accounts receivable, net	57,887	67,527
Income taxes receivable	94,724	95,002
Spare parts and supplies, net	36,014	35,442
Prepaid expenses and other	74,340	56,086
Total	2,172,609	1,118,478
Property and equipment, less accumulated depreciation and amortization of $928,892 and $894,519 as of March 31, 2021 and December 31, 2020, respectively	2,063,134	2,085,030
Other Assets:
Operating lease right-of-use assets	604,766	627,359
Long-term prepayments and other	118,890	133,663
Intangible assets, net	13,500	13,500
Total Assets	$4,972,899	$3,978,030
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$117,288	$112,002
Air traffic liability and current frequent flyer deferred revenue	687,323	533,702
Other accrued liabilities	145,701	140,081
Current maturities of long-term debt, less discount	142,051	115,019
Current maturities of finance lease obligations	22,545	21,290
Current maturities of operating leases	83,428	82,454
Total	1,198,336	1,004,548
Long-Term Debt	1,863,999	1,034,805
Other Liabilities and Deferred Credits:
Noncurrent finance lease obligations	115,447	120,618
Noncurrent operating leases	482,140	503,376
Accumulated pension and other post-retirement benefit obligations	212,853	217,737
Other liabilities and deferred credits	79,688	78,908
Noncurrent frequent flyer deferred revenue	207,610	201,239
Deferred tax liability, net	200,824	216,642
Total	1,298,562	1,338,520
Commitments and Contingencies
Shareholders’ Equity:
Special preferred stock, $0.01 par value per share, three shares issued and outstanding as of March 31, 2021 and December 31, 2020	—	—
Common stock, $0.01 par value per share, 51,107,210 and 48,145,093 shares outstanding as of March 31, 2021 and December 31, 2020, respectively	511	481
Capital in excess of par value	261,423	188,593
Accumulated income	464,919	525,610
Accumulated other comprehensive loss, net	(114,851)	(114,527)
Total	612,002	600,157
Total Liabilities and Shareholders’ Equity	$4,972,899	$3,978,030

Hawaiian Holdings, Inc.
Condensed Consolidated Statements of Cash Flows (unaudited)

	Three Months Ended March 31,
	2021	2020
	(in thousands)
Net cash provided by Operating Activities	$122,009	$46,887
Cash flows from Investing Activities:
Additions to property and equipment, including pre-delivery payments	(10,417)	(46,845)
Proceeds from the disposition of aircraft related equipment	117	—
Purchases of investments	(655,266)	(48,133)
Sales of investments	117,857	80,218
Net cash used in investing activities	(547,709)	(14,760)
Cash flows from Financing Activities:
Proceeds from the issuance of common stock	68,132	—
Long-term borrowings	1,220,259	235,000
Repayments of long-term debt and finance lease obligations	(328,256)	(25,320)
Dividend payments	—	(5,514)
Debt issuance costs	(24,664)	—
Repurchases of common stock	—	(7,510)
Payment for taxes withheld for stock compensation	(1,565)	(1,230)
Other	1,837	—
Net cash provided by financing activities	935,743	195,426
Net increase in cash and cash equivalents	510,043	227,553
Cash, cash equivalents, and restricted cash - Beginning of Period	509,639	373,056
Cash, cash equivalents, and restricted cash - End of Period	$1,019,682	$600,609

Table 2.
Hawaiian Holdings, Inc.
Selected Statistical Data (unaudited)

	Three months ended March 31,
	2021		2020			% Change
	(in thousands, except as otherwise indicated)
Scheduled Operations (a) :
Revenue passengers flown	733		2,360			(68.9)%
Revenue passenger miles (RPM)	1,054,128		3,711,474			(71.6)%
Available seat miles (ASM)	2,466,043		4,974,971			(50.4)%
Passenger revenue per RPM (Yield)	13.04	¢	13.57	¢		(3.9)%
Passenger load factor (RPM/ASM)	42.7%		74.6%		(31.9)	pts.
Passenger revenue per ASM (PRASM)	5.57	¢	10.12	¢		(45.0)%
Total Operations (a) :
Revenue passengers flown	737		2,362			(68.8)%
Revenue passenger miles (RPM)	1,062,317		3,714,773			(71.4)%
Available seat miles (ASM)	2,481,647		4,979,529			(50.2)%
Operating revenue per ASM (RASM)	7.34	¢	11.23	¢		(34.6)%
Operating cost per ASM (CASM)	10.29	¢	14.60	¢		(29.5)%
CASM excluding aircraft fuel and non-recurring items (b)	14.30	¢	9.78	¢		46.2%
Aircraft fuel expense per ASM (c)	1.92	¢	2.27	¢		(15.4)%
Revenue block hours operated	26,995		52,860			(48.9)%
Gallons of jet fuel consumed	29,945		63,822			(53.1)%
Average cost per gallon of jet fuel (actual) (c)	$1.59		$1.78			(10.7)%
Economic fuel cost per gallon (c)(d)	$1.60		$1.83			(12.6)%

(a)    Includes the operations of the Company's contract carrier under a capacity purchase agreement.
(b)    See Table 4 for a reconciliation of GAAP operating expenses to operating expenses excluding aircraft fuel and non-recurring items.
(c)    Includes applicable taxes and fees.
(d)    See Table 3 for a reconciliation of GAAP fuel costs to economic fuel costs.

Table 3.
Hawaiian Holdings, Inc.
Economic Fuel Expense (unaudited)

The Company believes that economic fuel expense is a good measure of the effect of fuel prices on its business as it most closely approximates the net cash outflow associated with the purchase of fuel for its operations in a period. The Company defines economic fuel expense as GAAP fuel expense plus losses/(gains) realized through actual cash (receipts)/payments received from or paid to hedge counterparties for fuel hedge derivative contracts settled during the period.

	Three months ended March 31,
	2021	2020	% Change
	(in thousands, except per-gallon amounts)
Aircraft fuel expense, including taxes and delivery	$47,736	$113,478	(57.9)%
Realized losses on settlement of fuel derivative contracts	165	3,086	(94.7)%
Economic fuel expense	$47,901	$116,564	(58.9)%
Fuel gallons consumed	29,945	63,822	(53.1)%
Economic fuel costs per gallon	$1.60	$1.83	(12.6)%

Table 4.
Hawaiian Holdings, Inc.
Non-GAAP Financial Reconciliation (unaudited)

The Company evaluates its financial performance utilizing various GAAP and non-GAAP financial measures, including net income (loss), operating expenses, diluted net income per share, CASM, PRASM, RASM, Passenger Revenue per RPM, EBITDAR, and pre-tax margin. Pursuant to Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis.  The adjustments are described below:

•During the three months ended March 31, 2020, the effective tax rate included a tax benefit of $14.2 million resulting from the rate differential between the prevailing tax rate of 21% during the years that generated net operating losses and the previous tax rate of 35% that was in effect during the years to which net operating losses were carried back as a result of the enactment of the CARES Act.

•During the three months ended March 31, 2021, the Company recognized $147.3 million in contra-expense related to grant proceeds under the PSP Extension Agreement. The grant proceeds were recognized in proportion to estimated wages and benefits expense over the period the PSP Extension Agreement covers. The Company utilized all proceeds received in the first quarter of 2021 pursuant to the PSP Extension Agreement as of March 31, 2021.

•Loss on extinguishment of debt is excluded to allow investors to better analyze our core operational performance and more readily compare our results to other airlines in the periods presented below.

•Changes in fair value of fuel derivative contracts, net of tax, are based on market prices for open contracts as of the end of the reporting period, and include the unrealized amounts of fuel derivatives (not designated as hedges) that will settle in future periods and the reversal of prior period unrealized amounts.

•Changes in fair value of foreign currency derivative contracts, net of tax, are based on market prices for open contracts as of the end of the reporting period, including the unrealized amounts of foreign currency derivatives (not designated as hedges) that will settle in future periods and the reversal of prior period unrealized amounts.
•Unrealized loss (gain) on foreign debt is based on fluctuation in exchange rates and the measurement of foreign-denominated debt to our functional currency.

•The Company recorded the following as special items:

◦During the three months ended March 31, 2020, a charge of $20.2 million was recorded for the ratification of a collective bargaining agreement with the Association of Flight Attendants in April 2020 (related to service prior to January 1, 2020).
◦During the three months ended March 31, 2020, a special charge of $106.7 million was recorded for goodwill impairment resulting from the decline in the market value of the Company's equity (i.e., share price), and the Company's inability to support the carrying value of goodwill on its financial statements.

The Company believes that adjusting for the impact of an effective tax rate differential, the recognition of grant proceeds, changes in fair value of fuel and foreign currency derivative contracts, fluctuations in exchange rates on debt instruments denominated in foreign currency, special items and the loss recognized on the extinguishment of debt helps investors better analyze the Company's operational performance and compare its results to other airlines in the periods presented.

	Three months ended March 31,
	2021		2020
	Total	Diluted Net Loss Per Share	Total	Diluted Net Loss Per Share
	(in thousands, except per share data)
GAAP Net Loss, as reported	$(60,691)	$(1.23)	$(144,372)	$(3.14)
Adjusted for:
CARES Act carryback of additional NOLs	—	—	(14,156)	(0.31)
Payroll support programs grant recognition	(147,270)	(2.98)	—	—
Loss on debt extinguishment	3,994	0.08	—	—
Changes in fair value of fuel derivative contracts	(382)	(0.01)	3,366	0.07
Unrealized (gains) losses on foreign debt	(19,043)	(0.38)	743	0.02
Unrealized gain on non-designated foreign exchange positions	(1,749)	(0.03)	(812)	(0.02)
Special items	—	—	126,904	2.76
Tax effect of adjustments	34,534	0.70	(5,722)	(0.12)
Adjusted net loss	$(190,607)	$(3.85)	$(34,049)	$(0.74)

	Three months ended March 31,
	2021		2020
	Total	Margin	Total	Margin
	(in thousands, except margin data)
Income Before Income Taxes, as reported	$(76,824)	(42.2)%	$(175,188)	(31.3)%
Adjusted for:
Payroll support programs grant recognition	(147,270)	(80.8)	—	—
Loss on debt extinguishment	3,994	2.2	—	—
Changes in fair value of fuel derivative contracts	(382)	(0.2)	3,366	0.6
Unrealized (gains) losses on foreign debt	(19,043)	(10.4)	743	0.1
Unrealized gains on non-designated foreign exchange positions	(1,749)	(1.0)	(812)	(0.1)
Special items	—	—	126,904	22.7
Adjusted Income Before Income Taxes	$(241,274)	(132.4)%	$(44,987)	(8.0)%

Operating Costs per Available Seat Mile (CASM)
The Company has separately listed in the table below its fuel costs per ASM and non-GAAP unit costs, excluding fuel and non-recurring items. These amounts are included in CASM, but for internal purposes the Company consistently uses cost metrics that exclude fuel and non-recurring items (if applicable) to measure and monitor its costs.

	Three months ended March 31,
	2021		2020
	(in thousands, except CASM data)
GAAP Operating Expenses	$255,381		$727,240
Adjusted for:
Payroll support programs grant recognition	147,270		—
Special items	—		(126,904)
Operating Expenses excluding non-recurring items	$402,651		$600,336
Aircraft fuel, including taxes and delivery	(47,736)		(113,478)
Operating Expenses excluding fuel and non-recurring items	354,915		486,858
Available Seat Miles	2,481,647		4,979,529
CASM - GAAP	10.29	¢	14.60	¢
Aircraft fuel, including taxes and delivery	(1.92)		(2.27)
Payroll support programs grant recognition	5.93		—
Special items	—		(2.55)
CASM excluding fuel and non-recurring items	14.30	¢	9.78	¢

Operating Expenses Excluding Non-recurring Items Outlook
The Company excludes non-recurring items from its operating expense outlook for the same reasons as described above.

	Estimated three months ending June 30, 2021
	(in thousands)
GAAP operating expenses	$378,361	-	$403,327
Adjusted for:
Non-recurring items	(96,000)	-	(96,000)
Operating expenses, excluding non-recurring items	$474,361	-	$499,327

Adjusted EBITDAR

The Company believes that adjusting earnings for interest, taxes, depreciation and amortization, aircraft rent expense, non-recurring operating expenses (such as changes in unrealized gains and losses on financial instruments) and one-time charges helps investors better analyze the Company's financial performance by allowing for company-to-company and period-over-period comparisons that are unaffected by company-specific or one-time occurrences. Although aircraft rent expense is a recurring cash operating expense, it is a variable metric across the airline industry because airlines use different practices in obtaining aircraft, including renting and financing. Presentation of EBITDA unadjusted for aircraft rent expense would eliminate the costs of financing and owning aircraft (interest and depreciation expense), but not the cost of leasing aircraft (aircraft rent expense).

	Three months ended March 31,
	2021	2020
	(in thousands)
Net Loss	$(60,691)	$(144,372)
Income tax benefit	(16,133)	(30,816)
Depreciation and amortization	35,356	39,449
Aircraft rent	29,841	27,004
Interest expense and amortization of debt discounts and issuance costs	23,693	6,795
EBITDAR, as reported	12,066	(101,940)
Adjusted for:
Payroll support programs grant recognition	(147,270)	—
Changes in fair value of fuel derivative instruments	(382)	3,366
Unrealized gain on non-designated foreign exchange positions	(1,749)	(812)
Unrealized (gains) losses on foreign debt	(19,043)	743
Special items	—	126,904
Loss on extinguishment of debt	3,994	—
Adjusted EBITDAR	$(152,384)	$28,261